Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Beyond Meat, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	4,289,042(2)	$43.52(3)	$186,659,107.84	$0.0000927	$17,303.30
Equity	Common Stock, $0.0001 par value per share	Other	1,072,260(4)	$36.99(5)	$39,662,897.40	$0.0000927	$3,676.75
Total Offering Amounts					$226,322,005.24		$20,980.05
Total Fee Offsets							—
Net Fee Due							$20,980.05
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the common stock, $0.0001 par value per share (the “Common Stock”), of Beyond Meat, Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
Represents a total of 4,289,042 shares of Common Stock reserved for issuance under the Beyond Meat, Inc. 2018 Equity Incentive Plan (the “2018 EIP”) resulting from an automatic annual increase of shares of Common Stock available for issuance under the 2018 EIP on January 1, 2021 and January 1, 2022.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of $43.52, the average of the high and low prices of a share of Common Stock as reported on the Nasdaq Global Select Market on February 25, 2022.

(4)	Represents a total of 1,072,260 shares of Common Stock reserved for issuance under the Beyond Meat, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”) resulting from an automatic annual increase of shares of Common Stock available for issuance under the 2018 ESPP on January 1, 2021 and January 1, 2022.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of 85% of $43.52, the average of the high and low prices of a share of Common Stock as reported on the Nasdaq Global Select Market on February 25, 2022. Pursuant to the ESPP, the purchase price of Common Stock will be at least 85% of the lower of the fair market value of the Common Stock on the first trading day of the offering period or on the applicable purchase date.